Exhibit 10.1

OPTION AGREEMENT

LIC20004

This Agreement is effective as of the 7th day of October, 2019 between the University of South Florida Research Foundation, Inc. (hereinafter “USFRF”) and Signet International Holdings, Inc., a Delaware corporation having its principal office at 205 Worth Avenue, Suite 316, Palm Beach, Florida 33480 (hereinafter “COMPANY”).

WHEREAS, USFRF is the exclusive licensee of certain Patent Rights relating to U.S. Patent Application Serial No. 62/731,89l (USF Reference ID 18B142), entitled “Arc Melted Glass Piles for Structural Foundations”, invented by Dr. Rasim Guldiken and John M. Cotter, (hereinafter “Patent Rights”);

WHEREAS, USFRF and COMPANY recognize that further work is required to develop to practical application the invention that is described and claimed in the Patent Rights; and

WHEREAS, COMPANY desires a period of time in which to evaluate the Patent Rights, potential products, and markets therefor, and to elect to negotiate a license.

THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

1)	GRANT. USFRF hereby grants to COMPANY an exclusive option to negotiate a royalty-bearing, limited-term, exclusive license to the Patent Rights which include non-exclusive rights to related know-how such as methods, processes, and data in the following field(s) of use: construction for the territory of worldwide (hereinafter the “Option Rights”). During the Option Period (defined below), COMPANY shall have the exclusive right to use the Patent Rights only to evaluate Option Rights according to the Evaluation Plan in Exhibit A.

2)	OPTION PERIOD. The Option Period shall commence on October 15, 2019 and expire on October 15, 2020, unless sooner terminated by the execution of a license agreement between the parties for the Option Rights. If COMPANY shall exercise its option hereunder by written notice to USFRF within the Option Period, the parties shall negotiate the license terms in good faith. However, all Option Rights expire on the later of ninety (90) days following USFRF’s receipt of such written notice by COMPANY exercising its Option Rights, or the last day of the Option Period.

3)	Intentionally Left Blank

4)	DILIGENT EFFORTS. During the Option Period, COMPANY shall use diligent efforts to evaluate the inventions described and claimed in the Patent Rights. Such efforts shall include, but shall not be limited to, the sponsoring or performing work defined in the Evaluation Plan (Exhibit A) and the sharing of information regarding the results of the Evaluation Plan with USFRF.

5)	SHARING OF INFORMATION. During the Option Period, COMPANY, USFRF and the University of South Florida, Dr. Rasim Guldiken, and John M. Cotter shall share information obtained during or necessary for the conduct of the Evaluation Plan. Such information shall be exchanged under the terms of a Mutual Confidential Disclosure Agreement executed by COMPANY and USFRF (Exhibit B) and shall include, but not be limited to, data, schematics, and processes. If a new invention whether patentable or not results from the sharing of information between the University of South Florida Board of Trustees or USFRF and the COMPANY under this Option Agreement, COMPANY shall promptly provide notice of such invention to USFRF within thirty (30) days of such invention so that COMPANY and USFRF can come to an agreement on the filing of any patent applications using an attorney of USFRF’s choice. If the COMPANY does not exercise its option under this Agreement or a license agreement is not executed between the parties, COMPANY will be obligated to deliver to USFRF no later than ninety (90) days after the termination of the Option Period any data that is generated by COMPANY under this Agreement. USFRF shall own such data and can use it for any purpose. In addition, if a license agreement is not executed between the parties within the timeline stated in Section 2 above, COMPANY shall assign to USFRF any rights to inventions made during this Option Period and COMPANY shall keep all information disclosed by USFRF or generated by either party under this agreement confidential per the provisions of the executed Confidentiality Agreement and COMPANY shall not use such data or information for any purpose internal or external.

6)	OPTION FEE. In consideration of the Option Rights herein granted to COMPANY by USFRF and as an indication of serious intent, COMPANY shall pay to USFRF the sum of One Thousand Five Hundred Dollars ($1,500) upon the execution of this Agreement, but no later than August 31, 2019, such sum to be nonrefundable.

7)	PATENT COSTS. During the Option Period, COMPANY shall reimburse USFRF for United States and/or foreign costs associated with the Patent Rights up to a maximum of Three Thousand Five Hundred Dollars ($3,500). If COMPANY shall not exercise its Option Rights, COMPANY shall in any event be liable to USFRF for USFRF’s out-of-pocket United States and foreign filing, prosecution, and maintenance costs, including attorneys’ fees, in countries selected by COMPANY and incurred during the Option Period or any ensuing period of good faith negotiations as set forth in Paragraph 2) above. Such costs shall be reimbursed by COMPANY within thirty (30) days of invoicing by USFRF.

8)	NO WARRANTIES. USFRF MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING.

9)	NO ASSIGNMENT. The Option Agreement and the Option Rights shall not be assignable, whether by operation of law or otherwise, and any attempt to do so shall be void.

10)	OFFER EXPIRATION. USFRF’s offer to COMPANY to enter into this Option Agreement shall expire on October 14, 2019.

11)	INDEMNIFICATION; INSURANCE

a)	COMPANY shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold USFRF, the University of South Florida, and the inventors of the Patent Rights harmless against all claims and expenses, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from evaluating the Patent Rights or any other use of Patent Rights. Notwithstanding the above, USFRF at all times reserves the right to retain counsel of its own to defend the interests of USFRF, the University of South Florida and the inventors of the Patent Rights.

b)	COMPANY warrants that it now maintains and will continue to maintain liability insurance coverage appropriate to the risk involved in evaluating the Patent Rights and that such insurance coverage lists USFRF, the University of South Florida and the inventors of the Patent Rights as additional insureds. Within thirty (30) days after the execution of this Agreement COMPANY will present evidence to USFRF that the coverage is being maintained with USFRF, the University of South Florida, and its inventors listed as additional insureds.

12)	TERMINATION. USFRF may terminate this Agreement by giving COMPANY at least thirty (30) days written notice if COMPANY:

a)	is delinquent on payment of the Option Fee or reimbursing USFRF for patent costs

b)	is not diligently developing the Patent Rights or meeting the milestones as outlined in the Evaluation Plan

c)	goes into bankruptcy, liquidation or proposes having a receiver control any assets

d)	violates any laws or regulations of applicable government entities; or

e)	shall cease to carry on its business pertaining to Patent Rights

Termination under this Section 12 will take effect 30 days after written notice by USFRF unless COMPANY remedies the problem in that 30-day period. Upon the termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.

13)	USE OF NAMES. COMPANY shall not use the names of USFRF, the University of South Florida, either institution’s trustees, officers, students, employees, agents, or affiliates, the name of any inventor of the Patent Rights, nor any adaptation of such names in any promotional, advertising or marketing materials or any other form of publicity, or to suggest any endorsement by either institution or the inventors without the prior written approval of USFRF in each case.

14)	UNITED STATES GOVERNMENT INTERESTS. It is understood that if the United States Government (through any of its agencies or otherwise) has funded research, during the course of or under which any of the inventions of the Patent Rights were conceived or reduced to practice, the United States Government is entitled, as a right, under the provisions of 35 U.S.C. §§ 202-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the invention of such Patent Rights. Any license granted to COMPANY pursuant to this Agreement shall be subject to such license.

15)	MISCELLANEOUS.

a)	COMPANY acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of such items may require a license from the cognizant agency of the U.S. Government or written assurances by Licensee that it shall not export such items to certain foreign countries and/or foreign persons without prior approval of such agency. USFRF neither represents that a license is or is not required or that, if required, it shall be issued.

b)	This Agreement shall be construed in accordance with the internal laws of the State of Florida without regard to conflict of laws, provisions, and any legal action shall be brought in Hillsborough County, Florida. If any provisions of this Agreement are held invalid or unenforceable by a court of competent jurisdiction, those provisions shall be deemed automatically deleted; the remaining terms and conditions of this Agreement shall remain in full force and effect; and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. The parties hereto are independent contractors and not joint venturers or partners. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties.

16)	PAYMENT, NOTICES, AND OTHER COMMUNICATION. Any payment, notice, or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to it as its address below or as it shall designate by written notice given to the other party:

All payments and royalty reports to:

USF Research Foundation
Attn: Business Manager

3802 Spectrum Blvd, Suite 100

Tampa, Florida 33612

Development reports; updates; equity agreements, proxy statements and shareholder information; and all other notices and communications to:

USF Patents & Licensing
Attn: Director

3802 Spectrum Blvd, Suite 100

Tampa, Florida 33612

In the case of COMPANY:

Signet International Holdings, Inc.
205 Worth Ave

Suite 316

Palm Beach, FL 33480

17)	FORCE MAJEURE. No default, delay, or failure to perform on the part of COMPANY or USFRF shall be considered a default, delay or failure to perform otherwise chargeable hereunder, if such default, delay or failure to perform is due to causes beyond either party’s reasonable control including, but not limited to: strikes, lockouts, or inactions of governmental authorities, epidemics, war, embargoes, fire, earthquake, acts of God, or default of common carrier. In the event of such default, delay or failure to perform, any date or times by which either party is otherwise scheduled to perform shall be extended automatically for a period of time equal in duration to the time lost by reason of the excused default, delay or failure to perform.

18)	INTEGRATION. This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing, made prior to or at the signing hereof, shall vary or modify the written terms of this Agreement.

19)	CONTRACT FORMATION AND AUTHORITY.

a)	The submission of this Agreement does not constitute an offer, and this document shall become effective and binding only upon the execution by duly authorized representatives of both Company and USFRF. Copies of this Agreement that have not been executed and delivered by both USFRF and Company shall not serve as a memorandum or other writing evidencing an agreement between the parties. This Agreement shall automatically te1minate and be of no further force and effect, without the requirement of any notice from USFRF to Company and without affording any cure right to Company, if USFRF does not receive the Option Fee pursuant to this Agreement on the date it is due. Company agrees and acknowledges this section provides an independent termination right in addition to the termination rights in Section 12 of this Agreement.

b)	The persons signing on behalf of USFRF and COMPANY hereby warrant and represent that they have authority to execute this Agreement on behalf of the party for whom they have signed.

Signatures on Next Page

Agreed to for:

UNIVERSITY OF SOUTH FLORIDA RESEARCH FOUNDATION, INC.		SIGNET INTERNATIONAL HOLDINGS, INC.

By:	/s/ Michele Tyrpak	By:	/s/ Ernest W. Letiziano
Name:	Michele Tyrpak	Name:	ERNEST W. LETIZIANO
Title:	Interim Director, Patents & Licensing	Title:	CEO
Date:	10-18-19	Date:	10-18-19

Revised May 2018

EXHIBIT A

EVALUATION PLAN and MILESTONES

●	COMPANY will evaluate the commercial feasibility of technology.
●	COMPANY will evaluate potential markets.

Revised May 2018

EXHIBIT B

MUTUAL CONFIDENTIAL DISCLOSURE AGREEMENT

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